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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549





                                  FORM 11-K/A




 (Mark One)
       X       Annual Report Pursuant to Section 15(d) of the Securities

Exchange Act of 1934

          For the fiscal year ended August 31, 1997 or

          Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

          For the transition period from           to






                       Commission file number:  33-33305


                          DEKALB Genetics Corporation
                          Savings and Investment Plan
                            (Full title of the plan)


                          DEKALB GENETICS CORPORATION
                               3100 Sycamore Road
                            DeKalb, Illinois  60115
          (Name of Issuer of the securities held pursuant to the plan and address of its principal executive office)


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                            DEKALB Genetics Corporation

                                           (Registrant)

                            By:         Thomas R. Rauman

                                        Thomas R. Rauman
                                        Vice President, Finance
                                         & CFO